EXHIBIT 27(d)(4)

                       FORM OF SURVIVORSHIP UNIVERSAL LIFE

                        CONDITIONAL EXCHANGE OPTION RIDER






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                                  SURVIVORSHIP UNIVERSAL LIFE CONDITIONAL
                                  EXCHANGE OPTION RIDER

                                  This rider is a part of the policy
                                  to which it is attached if it is
                                  listed on the Schedule page of the
                                  policy or in an Endorsement after
                                  that page. Except as stated in this
                                  rider, it is subject to all of the
                                  provisions contained in the policy.



SURVIVORSHIP UNIVERSAL            The owner may exchange this policy
LIFE CONDITIONAL EXCHANGE         (hereinafter "the original policy") for two
OPTION                             policies, one on the life of each insured
                                  (hereinafter "new policies"), without any additional evidence of insurability, by filing an exchange application at our Home Office within 180 days following:

                                  a. a final divorce decree that terminates the marriage of the insureds; or

                                  b. the date of final enactment of a change in the Federal Estate Tax Law which either eliminates the unlimited martial deduction, or reduces the amount of estate taxes by at least 50% of that amount that would otherwise have applied to either or both insureds just prior to such change.


HOW TO EXERCISE                   To exercise this option, you must file an
THIS OPTION                       exchange application at our Home Office. It
                                  must be signed by you. We must also receive:

                                  a.     The release of any lien against or
                                         assignment of the original policy.
                                         However, you may instead submit written
                                         approval by the lienholders or
                                         assignees of the exchange of policies
                                         in a form satisfactory to us with such
                                         other documents as we may require.

                                  b.     The surrender and release of the
                                         original policy.

                                  c.     Payment of any amounts due to us for
                                         the exchange as described in the
                                         Exchange Adjustments.

                                  d. A copy of the final divorce decree, if applicable.

                                  Unless otherwise provided in the exchange application, the owner and the beneficiary of the new policies will be the same as under the original policy. If the owner of either new policy is different, we will require evidence of insurable interest in the life insured under that new policy. The application for the original policy shall be considered part of the application for the new policy. This new policy will be issued on the basis of the exchange application, the application for the original policy and any evidence of insurability submitted for issuance of the original policy with respect to the life insured under that new policy.



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                                  The Date of Exchange will be the policy
                                  anniversary following the later of:

                                  a.     our receipt of the exchange
                                         application;

                                  b. payment of the Exchange Adjustments, if any, for both of the new policies; and

                                  c. our approval of insurable interest, if applicable.

                                  The new policies will take effect on the Date of Exchange. When the new policies take effect, the original policy shall terminate.


THE NEW POLICIES                  The Policy Date of the new policies will be
                                  the Date of Exchange. The limit on our right to contest the validity of the new policy will operate from the Policy Date of the original policy.

                                  The issue ages of the respective insureds under the new policies will be determined based upon their respective ages nearest birthday as of the Date of Exchange. The new policies will be written on any plan of variable universal life insurance issued with a level face amount by us at the time of the exchange. The new policies will be subject to our published issue rules (e.g. age and amount limits) for the plans chosen which are in effect at that time. The risk classification and any exclusions applicable to the new policies will be determined in accordance with our rules and practices in effect on the original policy's Policy Date. The rates for the new policies will be based on our published rates in effect on the Date of Exchange.

                                  The face amount of each new policy will equal one half the basic face amount of the original policy without regard to any riders under the original policy, except as provided below. One-half of the cash surrender value for the original policy will be applied as premium to each new policy, but with the following condition. The cash surrender value of each new policy net of surrender charge must be greater than zero.

                                  Except as otherwise provided above, any rider contained in the original policy or additional riders may be included in the new policies only if we consent. The new policies will conform to all of the requirements of the jurisdiction in which they are issued regardless of any terms of this rider providing to the contrary.

EXCHANGE ADJUSTMENTS              a.     If the policy value of the original
                                         policy is insufficient to produce a
                                         positive cash surrender value for each
                                         new policy, the owner must pay an
                                         Exchange Adjustment in an amount that,
                                         when applied as premium, will make the
                                         cash surrender value of each new policy
                                         greater than zero.]


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                                  b.     The owner must pay an amount equal to
                                         the excess, if any, of the surrender
                                         charge in effect on the original policy
                                         over the sum of the surrender charges
                                         for the new policies. All such
                                         surrender charges will be determined as
                                         of the Exchange Date.

                                  c.     In some cases, the amount of policy
                                         value which may be applied to the new
                                         policies may exceed the premium limit
                                         for the new policies. In that event, we
                                         will return such excess policy value to
                                         you in cash.



MONTHLY RIDER CHARGES             The monthly charge for coverage under this
                                  rider is included in and part of the monthly deduction for the policy. It is deducted on each Monthly Calculation Day until coverage under this rider terminates.


TERMINATION OF                    This rider will terminate on the earliest of:
THIS RIDER

                                  a.     Termination of the original policy;

                                  b.     lapse or exchange of the original
                                         policy;

                                  c.     our receipt at our Home Office of a
                                         written request to cancel this rider;
                                         and

                                  d.     death of either of the insureds.



                                Phoenix Home Life Mutual Life Insurance Company



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